Exhibit 99

Dillard’s, Inc. Reports May Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dillard’s, Inc. (NYSE:DDS) (“Dillard’s” or the “Company”) announced today that sales for the four weeks ended May 31, 2008 were $499,696,000 compared to sales for the four weeks ended June 2, 2007 of $527,934,000. Sales decreased 5% in total stores. Sales in comparable stores decreased 7% for the four-week period.

Sales for the 17 weeks ended May 31, 2008 were $2,179,874,000 compared to sales for the 17 weeks ended June 2, 2007 of $2,291,087,000. Sales decreased 5% in total stores. Sales in comparable stores decreased 6% for the 17-week period.

During the four weeks ended May 31, 2008, sales were above the average company trend in the Central region and consistent with trend in the Western region. Sales were below trend in the Eastern region. During the four weeks ended May 31, 2008, sales of cosmetics and shoes were significantly above trend while sales in the home and furniture category were significantly below trend.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations